Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Alternative Resources Corporation, a Delaware corporation (“ARC”), and Sharon A. McKinney, on behalf of herself, her heirs and assigns (“McKinney”), hereby enter into this Separation Agreement and Release (“Agreement”) this 22 day of August, 2003.

WHEREAS, ARC and McKinney have agreed that McKinney should resign her employment and officer positions with ARC and its subsidiaries;

WHEREAS, McKinney has agreed to continue in her capacity and oversee the H.R. function and will assist in transitioning those responsibilities to a designated individual. McKinney will also make herself available, by telephone, for a period of three months after her departure to assist in any reasonable manner;

WHEREAS, ARC is willing to provide certain benefits to McKinney in exchange for the covenants and releases set forth herein;

1.             McKinney hereby resigns her employment and all officer positions with ARC and subsidiaries. These resignations and commitment to resign are not conditional or subject to revocation, notwithstanding the right to revoke the agreements set forth in the remainder of this Agreement.

2.             In full and final satisfaction of all claims by McKinney against ARC and the other Released Parties (as defined in Section 4), in lieu of any other payments, covenants or obligations of ARC under the Employment Agreement effective August 15, 2000 (“Employment Agreement”) and in consideration for and subject to the undertakings described in this agreement and conditional upon compliance with and not revoking this Agreement, ARC agrees to make the following payments and to provide the following benefits to McKinney:

a.                                       On approximately August 30, 2003, Sharon will leave the company and receive the following severance payments paid over 24 months

(i)                                     Annual salary of $ 180,000 reduced by 10% until such reduction is reinstated for all senior executives.

(ii)                                  A transition and consulting bonus of $ 75,000.

In the event of a sale of the company or a change of control as defined in McKinney’s employment agreement, any unpaid balance will be paid in full.

b.                                      McKinney shall be entitled to continue her current group health plan coverage, without premium charge, in accordance with her current group health plan elections for the term of severance payments as provided in Section 2(b) of this Agreement. Thereafter, McKinney will be eligible for continuation coverage as defined and provided by COBRA.

c.                                       ARC shall pay to McKinney in accordance with ARC policy, all reimbursements for business expenses incurred through the Termination Date, upon submission of reports in accordance with ARC procedures; and if McKinney should die while any amounts are payable under this Agreement, such amounts shall be payable to McKinney’s estate.

3.             McKinney agrees that (except in connection with tax reporting, or pursuant to legal process or any legal action to enforce the terms of this Agreement), she shall keep confidential the terms of this Agreement, except for disclosure to immediate family members under condition of confidentiality, and except for information which ARC has disclosed pursuant to SEC rules. Truthful testimony pursuant to legal process shall not be considered a violation of the first sentence of this Section 3. In the event that McKinney will be required pursuant to law or legal process to disclose any information described in the first sentence of this Section 3, McKinney shall provide ARC with notice within 48 hours of receipt of the order or process compelling such disclosure and shall cooperate with ARC in any efforts it undertakes to seek a protective order or other limitations on such disclosure.

4.     McKinney on behalf of herself, her heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges ARC and each of ARC’s subsidiaries and each of their directors, officers, employees, accountants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively “Released Parties”) from any and all claims, demands, agreements, actions, suit, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, which have ever existed or which may now exist (except to in the terms of this Agreement or her vested retirement benefits), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of McKinney’s employment, or separation from ARC including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C § 2000e et seq., 42 U.S.C. § 1981, The Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Payment and Collection Act, the Worker Adjustment and Retraining Notification Act, the antitrust and restraint of trade statutes and common law, the federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorney’s fees. McKinney acknowledges and agrees that this release and the covenant not to sue set forth in this Agreement are essential and material terms of this Agreement and that without such release and covenant not to sue, the parties would not have reached an agreement. McKinney understands and acknowledges the significance and consequences of this release and this Agreement.

Notwithstanding the foregoing, nothing herein shall be deemed to release (i) ARC from any indemnification obligations to McKinney it has under law, ARC’s certificate of incorporation or bylaws or McKinney’s existing indemnification agreement (ii) McKinney from any rights she may have with respect to any ARC stock of which she is the record owner, or (iii) McKinney with respect to any rights that McKinney may have in connection with any employee benefit plan as defined in Section 3(3) of the Employee Retirement Security Income Act of 1974, as amended.

5.           The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

a.               McKinney acknowledges that this Agreement includes a waiver of rights and claims under the Age Discrimination in Employment Act and understands that she is not waiving rights or claims that may arise after the date the parties execute this Agreement (McKinney hereby acknowledging that any claims arising out her resignation arose prior to the date hereof);

b.              In exchange for this general release and wiaver hereunder, McKinney hereby acknowledges that she has received separate consideration beyond that to which she is otherwise entitled under ARC policy or applicable law;

c.               McKinney acknowledges that she has entered into this Agreement knowingly and voluntarily with full understanding of its terms;

d.              McKinney acknowledges that she has waived her rights to consider this Agreement for at least twenty-one (21) days; and

e.               McKinney understands that she may revoke this Agreement during the seven (7) calendar days following execution of this Agreement if such revocation is received in hand by ARC to the attention of S. Purcell by 5pm on the seventh day, and that the Agreement shall not become effective or enforceable until after 5pm on such seventh calendar day.

McKinney acknowledges that she may learn of circumstances bearing upon the things and items released by this Agreement, but it is her intention by doing so and doing the acts called for by this Agreement, that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every thing and item released herein, whether known or unknown.

6.             To the maximum extent permitted by law, McKinney covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Agreement) in any federal, state or local agency or court against any of the parties released hereby relating to the matters covered by such releases.

7.             McKinney warrants and represents that she has neither made, will make, nor suffer to be made any assignment or transfer of any right, claim, demand or cause of action covered by the above releases or covenant not to sue, that she is the sole and absolute owner thereof, and that she has not filed or suffered to be filed on her behalf against the other party, any claim, action, demand of any kind covered by the above releases or covenant not to sue as of the Termination Date.

8.             Neither this Agreement nor performance hereunder constitutes an admission by either party of any violation of any federal, state or local law, regulation, common law, or any breach of any contract or any other wrongdoing of any type.

9.             In the event that any section or provision of this Agreement shall be determined to be contrary to governing law or otherwise unenforceable, all remaining portions of this Agreement shall be enforced to the maximum extent permitted by law; the unenforceable paragraph, subparagraph or provision shall first be construed or interpreted, if possible, to render it enforceable and, if that is not possible, then the provision shall be severed and disregarded, and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

10.           McKinney acknowledges and confirms, and as a material term to this Agreement agrees to abide by, the covenants in Section IX A (Cooperation), IX B (Confidential

Information), IX C (Certain Restricted Activities) of McKinney’s Employment Agreement. Both parties agree that the remedies for breach in Section IX D thereof apply to any breach of this Agreement.

11.           McKinney shall not take any action intended to portray ARC or its management in a negative light. McKinney acknowledges that she has no authority from and after the Termination Date to act as a spokesperson for ARC.

12.           This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois.

13.           McKinney acknowledges that she has carefully read this Agreement and fully understands its meaning, that counsel represented her in connection with the negotiation of this Agreement, that she has full knowledge of the effect of this Agreement and is entering into it voluntarily and without coercion or duress, and the only consideration she is receiving for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause her to sign this Agreement.

14.           Except for the provisions of the Employment Agreement incorporated into Section 11 of this Agreement which the parties acknowledge continue beyond the Termination Date, and any indemnification obligations to McKinney under McKinney’s existing indemnification agreement, this Agreement contains the entire agreement and understanding between ARC and McKinney concerning the matters described herein and supercedes all prior agreements, discussions, negotiations and understandings between ARC and McKinney. The terms of this Agreement cannot be changed except in a subsequent document signed by McKinney and an authorized representative of ARC.

Alternative Resources Corporation

By:	/s/ Steven Purcell
Its	CFO

/s/ Sharon McKinney
Sharon McKinney